Exhibit 99.1

Press Release

HALLADOR ENERGY REPORTS 2019 ANNUAL

FINANCIAL AND OPERATING RESULTS

TERRE HAUTE, Indiana, March 9, 2020 - Hallador Energy Company (Nasdaq: HNRG) reports financial and operating results for the year ended December 31, 2019.   Hallador filed its Form 10-K after the markets closed today.

Brent Bilsland, President and Chief Executive Officer, commented, “After experiencing negative free cash flow at Carlisle over the past 18 months, we have decided to permanently close Carlisle which will further reduce our overall cost structure, maximize per ton margins and, reduce current and future capex by utilizing Carlisle equipment and parts at Oaktown.  As we reduce coal and parts inventories, we will generate significant cash to be utilized for debt reduction.”

•	$16.7 MILLION IN ADJUSTED EBITDA FOR THE QUARTER, $68.7 MILLION IN ADJUSTED EBITDA FOR THE YEAR.
•	STRONG SHIPMENTS IN Q4, PERMANENTLY CLOSING CARLISLE, SHARPENING CASH FLOW FOCUS
i.	2.0 million tons of coal were shipped in the 4th quarter, a record 8.1 million tons sold in 2019.

ii.	Forecasting 6.7 million tons of coal shipments going forward.
1.	2020 = 100% contracted at 6.7 million ton pace.
2.	2021 = 79% contracted at 6.7 million ton pace.

iii.	Permanently closing the Carlisle Mine allowing Sunrise to:
1.	Concentrate production on our lower cost Oaktown Mines, returning cost structure to $28-$30/ton.
2.	Move $23 million in equipment and infrastructure to Oaktown, decreasing companywide capex to ~$20 million in 2020 and leading to capex reductions in future years.

iv.	Generating $20 million in cash from lowering coal and parts inventories throughout 2020.

•	NET LOSS OF $1.7 MILLION BEFORE THE EFFECTS OF IMPAIRMENTS
o	Net Loss $59.9 million (after $77.9 million of Asset Impairments)
v.

As a result of permanently closing the Carlisle mine we recorded an impairment of $65.7 million.  Additionally, we impaired the Bulldog reserve by $9.2 million and our Hourglass Sands project by $2.9 million.  These three impairments totaled $77.9 million.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Year Ended
	December 31,
	2019	2018
Net Income (loss)	$(59,854)	$7,621
Total Revenues	$323,462	$293,557
Tons Sold	8,070	7,365
Average Price per Ton	$39.34	$39.62
Bank Debt	$180,150	$188,463
Operating Cash Flow	$38,243	$51,570
Adjusted EBITDA*	$68,761	$74,085
Adjusted Free Cash Flow **	$29,755	$35,839

*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.

**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP “net income” to non-GAAP “adjusted EBITDA” (in thousands).

	Year Ended
	December 31,
	2019	2018
Net income (loss)	$(59,854)	$7,621
Income tax benefit	(22,347)	(4,075)
Loss from Hourglass Sands	540	1,169
Loss from equity method investments	527	187
DD&A	48,554	44,157
ARO accretion	1,272	1,167
Loss on impairment & disposal of assets	77,792	561
Loss (gain) on marketable securities	(593)	226
Interest Expense	15,998	16,288
Other amortization	5,039	3,614
Stock-based compensation	1,833	3,170
Adjusted EBITDA	$68,761	$74,085

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Year Ended
	December 31,
	2019	2018
Net income (loss)	$(59,854)	$7,621
Loss from equity method investments	527	187
Deferred income tax benefit	(21,822)	(2,287)
DD&A	48,572	44,167
ARO accretion	1,272	1,167
Deferred financing costs amortization	2,095	2,024
Change in fair value of interest rate swaps	2,186	2,182
Loss on impairment & disposal of assets	77,792	561
Maintenance capex	(22,488)	(22,655)
Stock-based compensation less taxes paid	1,475	2,872
Adjusted Free Cash Flow	$29,755	$35,839

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, March 10, 2020, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317

Canadian Callers Toll-free (855) 669-9657

Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10138491.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:   Investor Relations

Phone:(303) 839-5504